Investor Contact:	Corporate Secretary:
Brian Campbell, Investor Relations	Joanna Jia
201.748.6874	201.748.6020
brian.campbell@wiley.com	jjia@wiley.com

Wiley Raises Quarterly Cash Dividend for 25th Consecutive Year
Dividend increased 3% to $1.32 Per Share Annualized; Sets Annual Meeting Date

Hoboken, NJ, June 21, 2018 – John Wiley and Sons (NYSE: JW-A and JW-B), a global research and education company, today announced that its Board of Directors has declared a quarterly cash dividend of $0.33 per share on its Class A and Class B Common Stock, payable on July 18, 2018 to shareholders of record on July 3, 2018.  The $0.33 per share reflects an increase of 3.1% over the previous quarterly payout of $0.32 per share, and marks the 25th consecutive year that Wiley has raised its quarterly dividend.  For the ten-year period ending June 2018, the Company has increased its annualized dividend from $0.52 per share to $1.32 per share.

In fiscal year 2018, Wiley repurchased 713,199 shares for $39.7 million, an average cost of $55.65 per share.  Approximately 3.1 million shares remained in the current authorization program as of April 30.

The Wiley Board of Directors has set the date of the Annual Meeting of Shareholders as Thursday, September 27, 2018. It will be held at 8am EST at the Company's headquarters in Hoboken, NJ and will also be available via webcast.  The record date for the Annual Meeting is set for August 3, 2018.

To access the Company's fourth quarter and fiscal year 2018 results, please see: http://newsroom.wiley.com/press-release/all-corporate-news/wiley-reports-fourth-quarter-and-fiscal-year-2018-results

About Wiley
Wiley, a global research and education company, helps people and organizations develop the skills and knowledge they need to succeed. Our online scientific, technical, medical, and scholarly journals, combined with our digital learning, assessment and certification solutions help universities, academic societies, businesses, governments and individuals increase the academic and professional impact of their work. For more than 200 years, we have delivered consistent performance to our stakeholders. The Company's website can be accessed at www.wiley.com.